Exhibit 10.4
2012 Stock-Settled Restricted Stock Unit Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Purpose:

•	To encourage retention of key managers so as to support the execution of business strategies and achieve future goals.

Restricted Stock Units:

•
Restricted Stock Units valued on the same basis as Brunswick Corporation common stock (“Stock”) where one unit equals one share. Dividend equivalents will be reinvested in additional restricted stock units. There are no voting rights attached to restricted stock units.

Grant Date:

•	February 14, 2012.

Award:

•	____________ Restricted Stock Units.

Vesting:

•	Restricted stock units will vest and be distributed the earlier of:

◦	Three years from the Grant Date, subject to continued employment;

◦
In the case of a termination of employment (other than for “cause” (willful misconduct in the performance of duties) or due to death or permanent disability (as defined below)) on or after (i) the first anniversary of the Grant Date and (ii) the date on which age plus years of service equal 70 or more or age is 62 or more, all of the award will be distributed three years from the Grant Date;

◦
In the case of a termination of employment (other than for cause or due to death or permanent disability) (i) prior to the first anniversary of the Grant Date and (ii) on or after the date on which age plus years of service equals 70 or more or age is 62 or more, a pro-rata portion of the award will be distributed three years from the Grant Date. For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of restricted stock units awarded that would have vested on the normal vesting date and (y) a fraction, the numerator of which is the number of days that have elapsed since the Grant Date through the date of termination of the recipient's employment, and the denominator of which is 365. All remaining restricted stock units will be forfeited;

◦
Within thirty (30) days following a Change in Control (as defined in the Plan); provided, however, for those whose age and years of service could equal 70 or more or age will be 62 or more, in either case prior to January 1, 2014, all of the award will be distributed three years from the Grant Date; provided, further, that if the Change in Control is a “change in control event” within the meaning of Internal Revenue Code Section 409A and applicable regulations issued thereunder (except that in no event shall an acquisition of assets under Treasury Regulation §1.409A-3(i)(5)(vii) constitute a change in control event, unless such event is also a sale or disposition of at least all or substantially all of the Company's assets), then all stock-settled restricted stock units shall be distributed upon such “change in control event;” or

◦	On death or termination due to permanent disability.

Termination of Employment:

•
Forfeiture of restricted stock units in the event employment terminates prior to vesting, except if age and years of service equals 70 or more or age is 62 or more (the Rule of 70/age 62 provisions do not apply for grants made to residents of the European Union).

Timing of Distribution:

•
Distributions will occur as soon as practical after the distribution date provided above (but in no event later than March 15, 2015), except that in the case of any “specified employee” (as such term is defined under Code Section 409A) who (i) could meet the Rule of 70 or will reach age 62, in either case prior to January 1, 2014, and (ii) experiences a separation from service, the distribution will not be made before 6 months after separation from service (or, if earlier, death, termination due to permanent disability or three years from Grant Date).

Tax Withholding:

•
For those meeting the Rule of 70 or age 62 prior to the year of scheduled distribution, tax withholding liability to meet required FICA must be paid via payroll or participant check by the end of the year of meeting the Rule of 70 or reaching age 62, except that the FICA taxes on amounts vesting during the first December after grant for those who have met the Rule of 70 or age 62 during the year of grant will be collected during the next calendar quarter. Subsequent Federal, state and local income tax withholding must be paid via share reduction upon distribution.

•	For all others, tax withholding liability (to meet required FICA, Federal, state, and local withholding) must be paid via share reduction upon distribution.

Form of Distribution:

•
Shares will be deposited to your existing Dividend Reinvestment Plan account or, if one is not currently on record, deposited into a newly created account. Stock certificates will be issued on request.

Additional Terms and Conditions:

•
Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

•
Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days; provided, however, that for recipients who could meet the Rule of 70 or will reach age 62, in either case prior to January 1, 2014, permanent disability means that the recipient is “disabled” within the meaning of Treasury Regulation §1.409A-3(i)(4).

•	The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.